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                    =========================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------

                                   SCHEDULE TO

                             TENDER OFFER STATEMENT
                   UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             -----------------------

                                   DAVITA INC.
         (Name of Subject Company (issuer) and Filing Person (offeror))

                             -----------------------

                    COMMON SHARES, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                   23918K_10_8
                      (CUSIP Number of Class of Securities)

                             ------------------------

                               STEVEN J. UDICIOUS
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                   DAVITA INC.
                        21250 HAWTHORNE BLVD., SUITE 800
                         TORRANCE, CALIFORNIA 90503-5517
                                 (310) 792-2600

            (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Filing Person)

                                 MARCH 15, 2002

                            CALCULATION OF FILING FEE

         TRANSACTION VALUATION                    AMOUNT OF FILING FEE*
              $                                       $
               ----------                              -----------

*   Pursuant to General Instruction D to Schedule TO, no filing fee is required.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                Amount Previously Paid:N/A      Filing Party: N/A
                Form or Registration No.:N/A    Date Filed: N/A

                    =========================================

[X] Check box if filing relates solely to preliminary communications made before the commencement of a tender offer.

    Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third-party tender offer subject to Rule 14d-1.
[X] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.

    Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

                    =========================================

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This Tender Offer Statement on Schedule TO relates to the planned tender offer by DaVita Inc., a Delaware corporation, to purchase up to 25,000,000 shares of its common stock, par value $.001 per share, at a price to be determined by DaVita. This Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(1) of the Securities Exchange Act of 1934, as amended.

Item 12.   EXHIBIT.

(a)(5)     Press Release, dated March 15, 2002.






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                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       DAVITA INC.

                                                      By:  *
                                                         -------------
                                                         Name:
                                                         Title:

Dated:  March 15, 2002

----------------
* Pursuant to General Instruction D to Schedule TO, no signature is required.

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                                  EXHIBIT INDEX

EXHIBIT
NUMBER               DESCRIPTION

 (a)(5)      Press Release, dated March 15, 2002


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